Exhibit 99.1

Investor Contact:	Media Contact:
Mark Maico	Kevin Wiggins
ir@bauschhealth.com	corporate.communications@bauschhealth.com
(877) 281-6642 (toll free)	(908) 541-3785

Julia Kosygina
media@kkr.com
(212) 750-8300

Bausch Health Enters Into $600 Million Financing Facility With KKR

LAVAL, Quebec, July 7, 2023 – Bausch Health Companies Inc. (NYSE/TSX: BHC) and KKR today announced that Bausch Receivables Funding LP, an Ontario limited partnership and wholly-owned subsidiary of Bausch Health, has entered into a $600 million non-recourse financing facility with KKR and its credit funds and accounts. The facility will be collateralized by certain accounts receivables originated by a wholly-owned subsidiary of Bausch Health.

Bausch Health expects to utilize the proceeds from the facility for general corporate purposes. The facility provides access to additional liquidity for a term of approximately five years.

Houlihan Lokey, Inc. acted as the Company’s financial advisor. Finacity Corporation acted as the administrator for the program, providing analytic and execution support, and is responsible for ongoing program administration and reporting.

About Bausch Health

Bausch Health Companies Inc. (NYSE/TSX: BHC) is a global diversified pharmaceutical company whose mission is to improve people’s lives with our health care products. We develop, manufacture and market a range of products primarily in gastroenterology, hepatology, neurology, dermatology, international pharmaceuticals and eye health, through our controlling interest in Bausch + Lomb. With our leading durable brands, we are delivering on our commitments as we build an innovative company dedicated to advancing global health. For more information, visit www.bauschhealth.com and connect with us on Twitter and LinkedIn.

Forward-Looking Statements About Bausch Health

This news release may contain forward-looking statements about the future performance of Bausch Health, which may generally be identified by the use of the words “anticipates,” “hopes,” “expects,” “intends,” “plans,” “should,” “could,” “would,” “may,” “believes,” “subject to” and variations or similar expressions. These statements are based upon the current expectations and beliefs of management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Actual results are subject to other risks and uncertainties that relate more broadly to Bausch Health’s overall business, including those more fully described in Bausch Health’s most recent annual report on Form 10-K and detailed from time to time in Bausch Health’s other filings with the U.S. Securities and Exchange Commission and the Canadian Securities Administrators, which factors are incorporated herein by reference.

About KKR

KKR is a leading global investment firm that offers alternative asset management as well as capital markets and insurance solutions. KKR aims to generate attractive investment returns by following a patient and disciplined investment approach, employing world-class people and supporting growth in its portfolio companies and communities. KKR sponsors investment funds that invest in private equity, credit and real assets and has strategic partners that manage hedge funds. KKR’s insurance subsidiaries offer retirement, life and reinsurance products under the management of Global Atlantic Financial Group. References to KKR’s investments may include the activities of its sponsored funds and insurance subsidiaries. For additional information about KKR & Co. Inc. (NYSE: KKR), please visit KKR’s website at www.kkr.com and on Twitter @KKR_Co.

About Finacity

Finacity, a White Oak Global Advisors Company, specializes in the structuring and provision of efficient capital markets receivables funding programs, supplier and payables finance, back-up servicing, and program administration. Finacity currently facilitates the financing and administration of an annual receivables volume of approximately US $150 billion. With resources in the USA, Europe, Latin America, and Asia, Finacity conducts business throughout the world with obligors in 175 countries. Finacity is affiliated with White Oak Global Advisors, LLC, a leading alternative debt manager specializing in originating and providing financing solutions to facilitate the growth, refinancing, and recapitalization of small and medium enterprises. For further information, please visit www.finacity.com.

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